Exhibit 23.8

CONSENT OF INTERNATIONAL METALLURGICAL & ENVIRONMENTAL

In connection with the Trilogy Metals Inc. Annual Report on Form 10-K for the year ended November 30, 2025 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:

i.

the filing and use of the technical report summary titled the S-K 1300 Technical Report Summary on the Initial Assessment of the Bornite Project, Northwest Alaska, USA, dated November 30, 2024 (the “Bornite TRS”) as referenced in the Form 10-K;

ii.

the use of and references to our name, including our status as an expert or “qualified person”, (as described in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Bornite TRS, Form 10-K and the Registration Statements on Form S-8 (No. 333-279685, No. 333-283334, No. 333-275828, No. 333-257095, No. 333-234417, No. 333-208149, No. 333-205102, No. 333-188950 and No. 333-181020) (the “S-8 Registration Statements”) and the Registration Statements on Form S-3 (No. 333-285072 and No. 333-291209) (collectively with the S-8 Registration Statements, the “Registration Statements”); and

iii.

any extracts or summaries of the Bornite TRS included or incorporated by reference in the Form 10-K and the use of any information derived, summarized, quoted or referenced from the Bornite TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and which is incorporated by reference in the Registration Statements.

Date: February 1, 2026

/s/ Jeff Austin
International Metallurgical & Environmental